UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2010

GOLDEN CENTURY RESOURCES LIMITED
(Exact name of registrant as specified in its charter)

Delaware	000-52842	98-0466250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1200, 1000 N. West St, Wilmington, Delaware 19801
(Address of principal executive offices and Zip Code)

(302) 295-4937
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The financial statements for the three month period ended September 30, 2009 require restatement due to the below described errors. Management discussed the below errors with our third party US GAAP consultants and our independent registered public accounting firm.

The Company is restating the September 30, 2009 financial statements due to an error in the accounting for a refundable deposit on obtaining a government mineral property exploitation permit in China involving the Yang Tan Gold Mine. The deposit is fully refundable if such permit is not granted anytime prior to execution of a Definitive Agreement (“the Agreement”). The Agreement has not being executed as of the date of this filing on Form 8-K. The $500,000 payment was originally expensed as mineral property costs and has been restated and recorded as a Prepaid Deposit. This correction reduced net loss for the three month period ended September 30, 2009 by $500,000 and decreased the loss per common share from $(0.11) to $(0.08).

Also being corrected is an error in recording fully vested common shares issued with a fair value of $1,135,440 for consulting services pursuant to a consulting agreement. Since the shares had not been issued as at September 30, 2009, the obligation to issue shares is being recorded as an accrued liability and a reduction in the number of common shares outstanding and additional paid in capital of $1,135,440 as of such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN CENTURY RESOURCES LIMITED

By:
/s/ David Lee
David Lee
President, Chief Executive Officer and Chief Financial Officer
February 23, 2010